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                              MEMORANDUM AGREEMENT



TO:              Fischer & Porter Company                DATE:  March 18, 1994

FROM:            Jay H. Tolson
                 E. Joseph Hochreiter

SUBJECT:         Moorco International Indemnification Proposal


     We have reviewed the March 18, 1994 Moorco International Inc.
proposal (the "Moorco Proposal") regarding "Claims arising out of the issuance of the FP common stock purchase warrants to Tolson and Hochreiter" (attached).
     In order to induce Moorco to enter into the transaction approved today (the "Transaction") by the Sale Committee and the Board of Directors of Fischer & Porter Company (the "Company"), and acting solely in our capacity as shareholders of the Company, and with the intention of being legally bound hereby:
     (1) Each of us hereby accepts and agrees to be bound by the Moorco Proposal and
     (2) Each of us further agrees that we will execute such further documents as may be reasonably requested by the Company or Moorco
International Inc. to effect the arrangements set forth in the Moorco
Proposal.
     This Memorandum Agreement shall terminate immediately, and shall be of no further force or effect, if and when the definitive Agreement and Plan of Reorganization providing for the Transaction is terminated.

 /s/ Jay H. Tolson                          /s/ E. Joseph Hochreiter
- ----------------------                     -------------------------------
JAY H. TOLSON                              E. JOSEPH HOCHREITER
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                                                                  March 18, 1994





                                   MEMORANDUM


TO:       Fischer & Porter Company ("FP")

FROM:     Moorco International Inc. ("Moorco")

RE: Claims arising out of the issuance of the FP common stock purchase warrants to Tolson and Hochreiter



          Moorco proposes the following condition to closing, to be documented to the reasonable satisfaction of Moorco prior to the closing:

          1. Tolson and Hochreiter will expressly indemnify FP, F&P Acquisition, Inc. and Moorco from any and all liability arising out of and/or related to the issuance of the disputed warrants, which indemnity will be secured by the deposit of 2/3rds of the warrant "premium" into an interest bearing escrow account;

          2. Tolson and Hochreiter expressly waive any indemnities running to them from FP, by contract, charter, by-law, or otherwise for any liability arising out of or connected with the issuance of the warrants;

          3. Moorco agrees to pay the reasonable defense costs and expenditures incurred in connection with the defense of any such claim or action up to the $500,000 self-insured retention under FP's present directors and officers' liability insurance policy and will work with Tolson and Hochreiter on a best efforts basis to secure coverage for any additional expenditures from the directors and officers' insurance carrier.